Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of Engelhard Corporation and Subsidiaries on Form S-3 of our report dated February 5, 1998, on our audit of the consolidated financial statements of Engelhard Corporation and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in Engelhard Corporation and Subsidiaries' Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to our firm under the captions "Experts."

Pricewaterhouse Coopers L.L.P.

New York, New York
March 1, 1999